                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                         ALLIANCE PHARMACEUTICAL CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                          ALLIANCE PHARMACEUTICAL CORP.

                             3040 SCIENCE PARK ROAD
                           SAN DIEGO, CALIFORNIA 92121


                        ----------------------------------

                      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


                        ----------------------------------



         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Alliance Pharmaceutical Corp. (the "Corporation") will be held at 10:00 a.m. on Wednesday, November 11, 1998, at offices of the Corporation at 6175 Lusk Boulevard, San Diego, California 92121 for the following purposes:

               1.   To elect nine directors of the Corporation.

               2. To consider and act upon a proposal to amend the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from 50,000,000 shares to 75,000,000 shares, as described in the attached Proxy Statement.

               3. To ratify the appointment by the Corporation's Board of Directors of Ernst & Young LLP as independent auditors of the Corporation for its fiscal year ending June 30, 1999.

               4. To transact such other business as may properly come before the annual meeting and any adjournments thereof.

         Only holders of record of the Corporation's Common Stock, its Series D Preferred Stock and its Series E-1 Preferred Stock at the close of business on September 29, 1998, are entitled to notice of, and to vote at, the meeting and any adjournments thereof. Such shareholders may vote in person or by proxy. The stock transfer books of the Corporation will not be closed.

         Shareholders are urged to attend the meeting in person. If you are not able to do so and wish that your shares be voted, please sign, date and return the accompanying proxy in the enclosed envelope. No postage is required if mailed in the United States.

                                  By Order of the Board of Directors,



                                  DUANE J. ROTH, CHAIRMAN

Dated:  October 7, 1998

                          ALLIANCE PHARMACEUTICAL CORP.

                             3040 SCIENCE PARK ROAD

                               SAN DIEGO, CA 92121

                             -------------------------
                                 PROXY STATEMENT

                          ANNUAL MEETING OF SHAREHOLDERS

                                November 11, 1998

                             -------------------------

                               GENERAL INFORMATION

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Alliance Pharmaceutical Corp. (the "Corporation") to be voted at the Annual Meeting of Shareholders to be held on Wednesday, November 11, 1998, at 10:00 a.m. at offices of the Corporation at 6175 Lusk Boulevard, San Diego, California 92121 and at any adjournment or adjournments thereof (the "Meeting") for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

         The mailing address of the principal executive offices of the Corporation is 3040 Science Park Road, San Diego, CA 92121 (telephone number 619/558-4300). The enclosed Proxy and this Proxy Statement are being first sent to shareholders of the Corporation on or about October 7, 1998.

         The Board of Directors has fixed the close of business on September 29, 1998 as the record date for the determination of shareholders of the Corporation entitled to receive notice of, and vote at, the Meeting. At the close of business on the record date, an aggregate of 32,042,482 shares of common stock, par value $.01 per share, of the Corporation (the "Common Stock") were issued and outstanding, each of which is entitled to one vote on each matter to be voted upon at the Meeting, 500,000 shares of Series D Preferred Stock, par value $.01 per share, of the Corporation (the "D Stock") were issued and outstanding, each of which is entitled to one vote on each matter to be voted upon at the Meeting, and 100,000 share of Series E-1 Preferred Stock, par value $.01 per share, of the Corporation (the "E-1 Stock") were issued and outstanding, each of which is entitled to ten votes on each matter to be voted upon at the Meeting. The Common Stock, D Stock and E-1 Stock vote together as one class.

         All votes will be tabulated by the inspector of election appointed for the Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the shareholders and will have the same effect as negative votes. Broker non-votes are not counted for any purpose in determining whether a matter has been approved.

SOLICITATION AND REVOCATION

         PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY, OR ON BEHALF OF, THE BOARD OF DIRECTORS OF THE CORPORATION. THE PERSONS NAMED IN THE PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. Shares represented by properly executed proxies received by the Corporation will be voted at the Meeting in the manner specified therein or, if no specification is made, will be voted FOR the election of the nine directors listed herein, FOR the adoption of an increase in the number of shares of Common Stock authorized for issuance, and FOR the ratification of the appointment by the Corporation's Board of Directors of Ernst & Young LLP as independent auditors of the Corporation for its fiscal year ending June 30, 1999, all as described in this Proxy Statement.

         Any proxy given by a shareholder pursuant to this solicitation may be revoked by the shareholder at any time before it is exercised, by written notification delivered to the Secretary of the Corporation, by voting in person at the Meeting, or by executing another proxy bearing a later date.

         Proxies will be solicited by mail. They may also be solicited by officers and regular employees of the Corporation personally, by telephone or otherwise, but such persons will not be specifically compensated for such services. The Corporation may use the services of Shareholder Communications Corporation to aid in the solicitation of proxies. The Corporation estimates that the fee payable to Shareholder Communications Corporation for such services should not exceed $6,000. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Corporation.

                            1. ELECTION OF DIRECTORS

         Nine directors are to be elected at the Meeting to hold office until the next annual meeting of shareholders and until the election and qualification of their respective successors. The Board of Directors has nominated Pedro Cuatrecasas, M.D., Carroll O. Johnson, Stephen M. McGrath, Donald E. O'Neill, Helen M. Ranney, M.D., Duane J. Roth, Theodore D. Roth, Jean G. Riess, Ph.D., and Thomas F. Zuck, M.D., all of whom are currently directors of the Corporation. Directors are elected by a plurality vote.

         Unless otherwise specified in the accompanying proxy, the shares voted pursuant thereto will be cast for these nominees. If, for any reason, any of the nominees should be unable to accept nomination or election, it is intended that such proxy will be voted for the election, in his or her place, of a substituted nominee who would be recommended by management. Management, however, has no reason to believe that any nominee will be unable to serve as a director.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NAMED NOMINEE.

         Set forth below is certain information with respect to each nominee as of September 4, 1998:

         DUANE J. ROTH. Mr. Roth is 48 and has served as a director of the Corporation since 1985. He has served as Chief Executive Officer of the Corporation since 1985, and has served as Chairman since October 1989. Prior to joining the Corporation, Mr. Roth served as President of Analytab Products, Inc., an American Home Products company involved in manufacturing and marketing medical diagnostics, pharmaceuticals and devices. For the previous ten years, he was employed in various sales, marketing and general management capacities with Ortho Diagnostic Systems, Inc., a Johnson & Johnson company, which is a manufacturer of diagnostic and pharmaceutical products. Mr. Roth's brother, Theodore D. Roth, is President and Chief Operating Officer of the Corporation.

         THEODORE D. ROTH. Mr. Roth is 47 and served as Executive Vice President and Chief Financial Officer of the Corporation since November 1987, and was appointed President and Chief Operating Officer in May 1998. For more than ten years prior to joining the Corporation, he was General Counsel of SAI Corporation, a company in the business of operating manufacturing concerns, and General Manager of Holland Industries, Inc., a manufacturing company. Mr. Roth received his J.D. from Washburn University and an LL.M. in Corporate and Commercial Law from the University of Missouri in Kansas City. He is the brother of Duane J. Roth, the Chairman and Chief Executive Officer of the Corporation.

         PEDRO CUATRECASAS, M.D. Dr. Cuatrecasas is 64 and was elected as a director of the Corporation in August 1996. He has over 20 years of experience in the pharmaceutical industry. Dr. Cuatrecasas retired from the positions of Vice President of Warner-Lambert Company and President, Parke-Davis Pharmaceutical Research on December 31, 1996, positions he had held since 1989. During the previous four years, he had been Senior Vice President of Research and Development and Director of Glaxo, Inc. For the prior ten years, he was Vice President of Research, Development and Medical at Burroughs Wellcome Company. Dr. Cuatrecasas is a member of the National Academy of Sciences and the Institute of Medicine. He is currently a director of Mitokor Corp. and an independent consultant in pharmaceutical research. He received his M.D. from Washington University School of Medicine.

         CARROLL O. JOHNSON. Mr. Johnson is 65 and has served as a director of the Corporation since 1989. He has been President of Research Management, Inc. ("RMI") since 1985, an independent contract research organization which provides services to the pharmaceutical industry in the implementation of clinical trials. Previously, he served for 25 years in various research, sales and marketing positions with several pharmaceutical companies, including Pharmacia Laboratories, Inc., where he created a national sales force which introduced three major products.

         STEPHEN M. MCGRATH. Mr. McGrath is 62 and has served as a director of the Corporation since 1989. On May 1, 1998 he retired as Executive Vice President of CIBC Oppenheimer & Co., Inc. ("Oppenheimer") and as the Director of its Corporate Finance Department. For the eleven years prior to his employment by Oppenheimer in 1983, he held various executive positions with Warner-Lambert Company. Before joining Warner-Lambert Company, Mr. McGrath was Controller and Assistant Treasurer of Sterling Drug, Inc. and a certified public accountant for Price Waterhouse & Co. He is a director of PetroCorp, Inc.

         DONALD E. O'NEILL. Mr. O'Neill is 72 and has served as a director of the Corporation since 1991. He retired from Warner-Lambert Company in 1991 after 20 years of service. During his tenure, he held various managerial positions, including President of the Parke-Davis Group, President of the Health Technologies Group and President - International Operations. At the time of his retirement from Warner-Lambert Company, he held the offices of Executive Vice President of the Company, and President and Chairman of its International Operations, and was a member of Warner-Lambert's board of directors. He is a director of Fuisz Technologies.

         HELEN M. RANNEY, M.D. Dr. Ranney is 78 and has served as a director of the Corporation since 1991. She is Professor EMERITA, Department of Medicine, University of California at San Diego, having served as Chairman of the Department from 1973 through 1986. From 1986 through 1991, she was Distinguished Physician of the U.S. Department of Veterans Affairs. She formerly was Professor of Medicine at Albert Einstein College of Medicine (New York) and at the State University of New York, Buffalo. Dr. Ranney is a member of many professional societies, including the National Academy of Sciences, the Institute of Medicine, the Association of American Physicians (past President), and the American Society of Hematology (past President). She has more than 150 publications, primarily relating to blood and blood disorders. Dr. Ranney served on the Board of Directors of Squibb Corp. prior to its merger with Bristol-Myers. She received her M.D. from the College of Physicians and Surgeons, Columbia University.

         JEAN G. RIESS, PH.D. Professor Riess is 61 and has served as a director of the Corporation since 1989. Until his retirement in 1996, he had been the Director of Laboratoire de Chimie Moleculaire at the University of Nice for over 20 years. He has been an active researcher since receiving a Ph.D. from the University of Strasbourg, with numerous patents and over 300 publications. For more than 20 years, Dr. Riess has focused on chemistry related to perfluorochemical emulsions for medical application. He has directed research in synthesis of tailored perfluorochemicals, in emulsion technology, in synthesis of fluorinated surfactants, in the physical chemistry of emulsion stabilization, and in surfactant self-aggregation.

         THOMAS F. ZUCK, M.D. Dr. Zuck is 64 and has served as a director of the Corporation since 1990. He is Professor of Transfusion Medicine and Director of Hoxworth Blood Center at the University of Cincinnati Medical Center and is President of Ohio Enterprises International, Inc. ("OEI"), a consulting company. Dr. Zuck formerly was director of the Division of Blood and Blood Products at the Office of Biologics Research & Review within the U.S. Food and Drug Administration. He has served in numerous scientific professional societies, including as President of the American Association of Blood Banks and the Council of Community Blood Centers. He was Editor-in-Chief of the journal TRANSFUSION and has more than 100 publications to his credit. Dr. Zuck is a retired U.S. Army Colonel, where he was a Commander of the Letterman Army Institute of Research and, for many years, involved with the Army's blood substitute development program. Dr. Zuck received his LL.B. from Yale Law School and his M.D. from Hahnemann Medical College.

COMPENSATION OF DIRECTORS

         Directors do not receive cash compensation for attendance at Board of Directors' meetings or committee meetings. Non-qualified stock options are awarded to nonemployee directors of the Corporation pursuant to the Formula Stock Option Plan for Nonemployee Directors of the Corporation (the "Directors' Formula Option Plan"). Options under the Directors' Formula Option Plan are granted under and subject to the Corporation's 1991 Stock Option Plan. The options have a term of ten years from the date of grant and are exercisable at a price per share equal to the fair market value of a share of Common Stock on the date of grant. Each nonemployee director (i) upon his or her initial election, shall automatically be granted an option to acquire 25,000 shares of Common Stock which shall be exercisable in four installments of 6,250 shares each with the first installment being at his or her initial election and the remaining installments becoming exercisable on the date of each annual meeting of the Board of Directors of the Corporation ("Annual Meeting") thereafter that such person is a director, until fully exercisable, and (ii) upon the third Annual Meeting following his or her initial election and each Annual Meeting thereafter that such person remains a nonemployee director, shall automatically be granted an option to acquire 7,500 shares of Common Stock. Except as otherwise described above, all options are immediately exercisable in full on the date of grant.

OTHER TRANSACTIONS

         The following affiliations exist between the Corporation and certain directors:

         On May 1, 1998, Mr. McGrath retired as Executive Vice President of Oppenheimer, an investment banking firm which renders financial advice to the Corporation from time to time. Prior to Mr. McGrath's retirement, the Corporation retained Oppenheimer to provide financial advice in connection with the licensing of its ultrasound contrast agent in September 1997 and paid a fee to Oppenheimer for such services.

         In January 1998, the Corporation renewed a one-year research services agreement with RMI for $2,000 per month, plus $500 per day for each day per month in excess of four days Mr. Johnson devotes to consulting for the Corporation. Mr. Johnson is the president and owner of RMI.

         In January 1998, the Corporation renewed a one-year consulting agreement with OEI for $2,000 per month. Dr. Zuck is the president and owner of OEI.

         Dr. Ranney receives $2,000 per month and office space for providing consulting services to the Corporation.

         In return for the rights to certain inventions and concepts, the Corporation paid Dr. Reiss $80,000 in October 1997 (previously reported) and $151,000 in February 1998, and has agreed to pay $160,000 in October 1998.

COMMITTEES OF THE BOARD OF DIRECTORS AND MEETING ATTENDANCE

         The standing committees of the Board of Directors consist of an Executive Committee, a Compensation Committee, an Audit Committee, and a Nominating Committee. The Executive Committee was established to act when the full Board of Directors is unavailable. It has all the authority of the Board between meetings of the entire Board as to matters which have not been specifically delegated to other committees of the Board, except the authority that by law cannot be delegated by the Board of Directors. The members of the Executive Committee are Dr. Ranney and Messrs. McGrath and D. Roth. The Compensation Committee advises and makes recommendations to the Board of Directors regarding matters relating to the compensation of directors, officers, and senior management. The members of the Compensation Committee are Drs. Ranney and Cuatrecasas and Mr. O'Neill. The Audit Committee advises and makes recommendations to the Board concerning the internal controls of the Corporation, the independent auditors of the Corporation, and other matters relating to the financial activities of the Corporation. The members of the Audit Committee are Messrs. Johnson and McGrath and Dr. Zuck. The Nominating Committee has the authority to nominate members of the Board of Directors to the entire Board for consideration. The Nominating Committee will not consider nominees recommended by shareholders. The members of the Nominating Committee are Dr. Riess and Messrs. Johnson and D. Roth.

         During the fiscal year ended June 30, 1998, there were four regular meetings and one telephonic meeting of the Board of Directors. The Compensation Committee held two meetings, the Audit Committee held one meeting, the Nominating Committee held one meeting, and the Executive Committee did not meet. Each Board member attended all of the meetings of the Board and all of the meetings of the committee(s) of which he or she is a member.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's directors, executive officers and persons who own more than 10% of a registered class of the Corporation's equity securities to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Corporation with copies of all
Section 16(a) forms they file.

         To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation during the fiscal year ended June 30, 1998, one report, covering one transaction was filed late of behalf of each of Dr. Riess and Mr. McGrath.

                    OWNERSHIP OF VOTING SECURITIES BY CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT
         The following table sets forth certain information with respect to the beneficial ownership of the Corporation's voting securities as of August 26, 1998 as to (i) each of the directors and director nominees, (ii) each of the executive officers listed in the Summary Compensation Table, (iii) each person known by the Corporation to own more than 5% of any class of the Corporation's outstanding voting securities, and (iv) all directors and executive officers of the Corporation as a group:

                                  Common Stock

                                                                                      Amount and Nature of         Percentage of
Name and Address                                                                    Beneficial Ownership (1)         Class (2)
----------------                                                                    ------------------------         ---------
Duane J. Roth                                                                                484,373 (3)                1.5%
Pedro Cuatrecasas, M.D.                                                                       40,500 (4)                 *
Carroll O. Johnson                                                                            54,500 (5)                 *
Stephen M. McGrath                                                                           123,007 (6)                 *
Donald E. O'Neill                                                                             83,000 (7)                 *
Helen M. Ranney, M.D.                                                                         63,800 (8)                 *
Jean G. Riess, Ph.D.                                                                         142,733 (9)                 *
Theodore D. Roth                                                                             152,242 (10)                *
Thomas F. Zuck, M.D.                                                                          65,000 (11)                *
Harold W. DeLong                                                                             129,550 (12)                *
N. Simon Faithfull, M.D., Ph.D.                                                               93,350 (13)                *
Gordon L. Schooley, Ph.D.                                                                     96,250 (14)                *
All directors and executive officers as a group (22 persons)                               1,897,747                    5.7%

Wellington Management Company                                                              3,012,000 (15)               9.4%
     75 State Street
     Boston, MA 02109
Fidelity Management and Research Company                                                   3,435,000 (16)              10.7%
     82 Devonshire Street
     Boston, MA 02109
                            Series D Preferred Stock
Schering Berlin Venture Corp.                                                                500,000 (17)               100%
     Schering AG
     Muellerstrasse 173
     13342 Berlin
     Germany
                           Series E-1 Preferred Stock
Brown Simpson Strategic Growth Fund, Ltd.
     152 West 57th Street, 40th Floor                                                         28,334 (18)              28.3%
     New York, New York  10019
Brown Simpson Strategic Growth Fund, L.P.
     152 West 57th Street, 40th Floor                                                         13,333 (18)              13.3%
     New York, New York  10019
Westover Investments L.P.
     300 Crescent Court, Suite 700                                                            11,333 (18)              11.3%
     Dallas, Texas  75201
Montrose Investments Ltd.
     300 Crescent Court, Suite 700                                                            22,000 (18)               22%
     Dallas, Texas  75201
Bay Harbor Investments, Inc.
     c/o Trippoak Advisors, Inc.                                                              25,000 (18)               25%
     630 Fifth Avenue, Suite 2000
     New York, New York  10111


         *        Indicates ownership of less than 1% of outstanding shares.

(1) Each person listed or included in the group has sole voting power and sole investment power with respect to the shares owned by such person, except as indicated below.

(2) Shares subject to options and warrants exercisable within 60 days have been deemed to be outstanding for percentage calculations with respect to the person holding such options and warrants.

(3) Consists of (i) 253,778 shares owned by Mr. D. Roth, (ii) 229,400 shares subject to options granted by the Corporation under its 1991 Stock Option Plan ("the 1991 Plan"), and (iii) 1,195 shares owned by Mr. Roth's spouse.

(4) Consists of (i) 18,000 shares owned by Dr. Cuatrecasas, and (ii) 22,500 shares subject to options granted by the Corporation under the 1991 Plan.

(5) Consists of (i) 4,000 shares owned by Mr. Johnson, and (ii) 50,500 shares subject to options granted by the Corporation under the 1991 Plan.

(6) Consists of (i) 78,000 shares owned by Mr. McGrath, (ii) 12,007 shares subject to warrants, and (iii) 33,000 shares subject to options granted by the Corporation under the 1991 Plan.

(7) Consists of (i) 20,000 shares owned by Mr. O'Neill, (ii) 61,000 shares subject to options granted by the Corporation under the 1991 Plan, and
     (iii) 2,000 shares owned by Mr. O'Neill's spouse.

(8) Consists of (i) 2,800 shares owned by Dr. Ranney, and (ii) 61,000 shares subject to options granted by the Corporation under the 1991 Plan.

(9) Consists of (i) 79,733 shares owned by Dr. Riess, and (ii) 63,000 shares subject to options granted by the Corporation under the 1991 Plan.

(10) Consists of (i) 39,492 shares owned by Mr. T. Roth, and (ii) 112,750 shares subject to options granted by the Corporation under the 1991 Plan.

(11) Consists of (i) 2,000 shares owned by Dr. Zuck, (ii) 30,000 shares subject to options granted by the Corporation under its 1983 Non-Qualified Stock Option Program ("the 1983 Program"), and (iii) 33,000 shares subject to options granted by the Corporation under the 1991 Plan.

(12) Consists of (i) 20,000 shares owned by Mr. DeLong, (ii) 108,750 shares subject to options granted by the Corporation under the 1991 Plan, and
     (iii) 800 shares owned by Mr. DeLong's minor children.

(13) Consists of (i) 7,000 shares owned by Dr. Faithfull, (ii) 43,000 shares subject to options granted by the Corporation under the 1983 Program, and
     (iii) 43,350 shares subject to options granted by the Corporation under the 1991 Plan.

(14) Consists of (i) 13,000 shares owned by Dr. Schooley, and (ii) 83,250 shares subject to options granted by the Corporation under the 1991 Plan.

(15) Wellington Management Company ("WMC") in its capacity as investment advisor may be deemed beneficial owner of these shares which are owned by many clients. WMC has sole voting power or sole dispositive power over none of the shares, shared voting power over 1,224,700 shares, and shared dispositive power over all such shares.

(16) Fidelity Management and Research Company ("Fidelity"), a subsidiary of FMR Corp., may be deemed the beneficial owner of all such shares, as a result of acting as investment adviser to various registered investment companies, one of which, Fidelity Advisor Strategic Opportunities Fund, owned 2,268,700 of such shares. FMR Corp. (through its control of Fidelity) and Edward C. Johnson 3rd, Chairman of FMR Corp., and such investment companies each have sole power to dispose of such shares. The sole power to vote such shares resides with the Boards of Trustees of such investment companies, with voting carried out by Fidelity under guidelines established by such Boards. Mr. Johnson, Abigail P. Johnson, a director of FMR Corp., and members of the Johnson family and trusts for their benefit may be deemed to form a controlling group with respect to FMR Corp. under the Investment Company Act of 1940.

(17) The Series D Preferred Stock ("D Stock") was issued to Schering Berlin Venture Corp. ("SBVC") and has one vote per share. The D Stock votes together with the Common Stock as one class, except where otherwise required by law. The D Stock was purchased by SBVC in conjunction with the Corporation's grant, in September 1997, to Schering AG, Germany ("Schering"), of a worldwide license agreement ("License Agreement") for the Corporation's drug compounds, drug compositions, and medical devices and systems related to perfluorocarbon-containing ultrasound imaging products.

(18) In August 1998, the Company sold 100,000 share of Series E-1 Preferred Stock ("E-1 Stock") to certain investors pursuant to a preferred stock purchase agreement (the "Purchase Agreement"). The E-1 Stock has ten votes per share and votes together with the Common Stock as one class, except where otherwise required by law. Pursuant to the Purchase Agreement, the Company has the option to sell similar preferred shares to the investors from time to time through early 1999 in an amount not to exceed an additional $14 million.

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning annual and long-term compensation for the Corporation's Chief Executive Officer and the other four highest paid executive officers (collectively, the "Named Executive Officers") for the year ended June 30, 1998, as well as the total compensation paid to each individual for the Corporation's two previous fiscal years:


                           Summary Compensation Table

                                                                                                                    Long-Term
                                                                                                                      Compen-
                                                                             Annual Compensation                      sation
                                                                  --------------------------------------------     ------------
                                                                                                                      Awards
                                                                                                                   ------------
                          Name                                                                        Other         Securities
                          and                                                                        Annual         Underlying
                       Principal                                  Salary             Bonus           Compen-         Options/
                        Position                       Year         ($)               ($)          sation($)(a)       SARs(#)
                       ---------                       ----       ------             -----         ------------     -----------
    Duane J. Roth                                      1998       388,000             40,000(b)           -          150,000
         Chairman and Chief Executive Officer          1997       344,000             80,000        186,300(c)       125,000
                                                       1996       323,200            142,500        198,100(d)             -

    Theodore D. Roth                                   1998       257,000             60,000(e)      38,800(f)        75,000
         President and                                 1997       190,500             61,500         37,500(g)        50,000
         Chief Operating Officer                       1996       179,000             70,000         41,800(h)             -

    Harold W. DeLong                                   1998       196,600             25,000                          30,000
         Executive Vice President -                    1997       187,300             41,000              -           30,000
         Business Development                          1996       177,700             59,300              -                -

    N. Simon Faithfull                                 1998       194,900             20,000                          25,000
         Vice President - Medical Affairs              1997       185,700             30,500              -           25,000
                               Development             1996       177,800             44,500              -                -

    Gordon L. Schooley                                 1998       187,500             20,000                          25,000
         Vice President - Clinical and                 1997       176,200             30,500              -           25,000
             Regulatory Development                    1996       167,100             42,300              -                -


(a) Perquisites and other personal benefits for specific officers are only reported in specific years where such compensation exceeds the lower of 10% of annual salary and bonus, or $50,000.

(b) The bonus was paid to Mr. D. Roth in October 1997 for completion of the licensing agreement for IMAGENT(R), one of the company's drug products, to Schering AG.

(c)  Includes tax reimbursement of $184,200 for forgiveness of loan.

(d) Includes forgiveness of $196,300 of principal on a loan made pursuant to the 1983 Program.

(e) One-half of the bonus was paid to Mr. T. Roth in October 1997 for completion of the licensing agreement for IMAGENT to Schering AG.

(f) Includes forgiveness of $35,100 of principal and interest on a relocation loan.

(g) Includes forgiveness of $36,200 of principal and accrued interest on a relocation loan.

(h) Includes forgiveness of $40,575 of principal and accrued interest on a relocation loan.

EMPLOYMENT ARRANGEMENTS

         During fiscal 1992, in connection with his relocation, the Corporation loaned Theodore Roth $175,000, which was originally due on August 5, 1994. The loan bears interest at the prime rate reported in THE WALL STREET JOURNAL and had an outstanding principal balance of $150,000 as of that date. The loan is evidenced by a promissory note secured by real estate and an assignment of Mr. Roth's option to purchase stock of the Corporation. On February 16, 1994, the Board of Directors authorized the Corporation to forgive on December 1, 1994 and each December 1 thereafter, through December 1, 1998, $30,000 of principal and all accrued interest through such date; provided Mr. Roth remains employed by the Corporation. If his termination is without cause by the Corporation or as a result of a change in control of the Corporation, the debt will be forgiven in full. Termination of his employment for any other reason requires the debt to be paid three years from the termination date, with interest. The largest outstanding balance due since the beginning of the last fiscal year was $65,100, and the balance outstanding as of September 4, 1998, is $31,700.

         On June 1, 1995, the Corporation loaned Simon Faithfull $70,000. The loan accrues interest at the rate of nine percent per annum. The loan is due and payable on demand; provided that unless and until demand is made, principal and interest shall be payable in biweekly installments of $500 each. The largest outstanding balance due since the beginning of the last fiscal year WAS $70,315, and the outstanding balance as of September 4, 1998, is $64,183. The note is secured by a lien on Dr. Faithfull's primary residence.

STOCK OPTION GRANTS AND EXERCISES

         The Corporation has granted options to its executive officers under its 1983 Incentive Stock Option Plan (which plan expired on October 1, 1993), its 1983 Non-Qualified Stock Option Program, and its 1991 Stock Option Plan. No stock appreciation rights ("SARs") have been granted by the Corporation.

         The following table sets forth certain information concerning options granted during fiscal 1998 to the Named Executive Officers:

----------------------------------------------------------------------------------------------------------------------
                              Option/SAR Grants in Last Fiscal Year

                                                                                         Potential Realizable Value at
                                                                                            Assumed Annual Rates of
                                                                                         Stock Price Appreciation for
                                              Individual Grants                                   Option Term(1)
                    --------------------------------------------------------------------------------------------------
                       Securities        % of Total
                       Underlying       Options/SARs
                        Options/         Granted to       Exercise or
                          SARs          Employees in      Base Price     Expiration
     Name              Granted(#)(2)     Fiscal Year     ($/Share)(4)       Date               5%($)          10%($)
--------------------------------------------------------------------------------------------------------------------
Duane J. Roth           150,000(3)           8.3%           9.375          11/12/07           884,400      2,241,200

Theodore D. Roth         75,000(3)           4.1%           9.375          11/12/07           442,200      1,120,600

Harold W. DeLong         30,000(3)           1.7%           9.375          11/12/07           176,900        448,200

N. Simon Faithfull       25,000(3)           1.4%           9.375          11/12/07           147,400        373,500

Gordon L. Schooley       25,000(3)           1.4%           9.375          11/12/07           147,400        373,500
--------------------------------------------------------------------------------------------------------------------

(1) The dollar amounts under these columns are the result of calculations assuming that the price of Common Stock on the date of the grants of the options ($9.375 per share) increases at the hypothetical 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast possible future appreciation, if any, of the Corporation's stock price.

(2) All options granted in 1998 to the Named Executive Officers were non-qualified stock options under the 1991 Plan.

(3) Options are exercisable in increments of 20%, 20%, 20% and 40% commencing one year after the date of issuance and on each subsequent anniversary, respectively.

(4) The exercise price per share of the options granted represented the fair market value of the underlying shares on the date of grant. Options may be exercised by (i) paying the Corporation at least the par value of the shares of Common Stock being acquired, allowing the remainder of the exercise price to be borrowed from the Corporation, or (ii) by surrendering shares of Corporation Common Stock in payment of the exercise price and applicable withholding taxes. The 1991 Plan provides that loans to pay the exercise price shall mature within five years (or earlier, in the event of a termination of employment or of a consultancy), shall be secured by the shares of Common Stock purchased, shall provide for quarterly payments of interest at such rate as the Board of Directors may determine, and shall be in such form and contain such other provisions as the Board of Directors may determine from time to time.

         The following table summarizes options exercised during fiscal 1998 and presents the value of unexercised options held by the Named Executive Officers at fiscal year end:

---------------------------------------------------------------------------------------------------------------------
                  Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

                                                               Number of Securities
                                                                    Underlying                Value of Unexercised
                                                            Unexercised Options/SARs at    In-The-Money Options/SARs
                                                                Fiscal Year End(#)           at Fiscal Year End($)
                        Shares Acquired on      Value            Exercisable(E)/                Exercisable(E)/
                            Exercise(#)       Realized($)       Unexercisable(U)               Unexercisable(U)
                        ---------------------------------------------------------------------------------------------
Duane J. Roth                  -                   -                 288,200(E)                  245,700(E)
                                                                     289,000(U)                        -(U)

Theodore D. Roth               -                   -                 132,417(E)                   82,200(E)
                                                                     126,750(U)                        -(U)

Harold W. DeLong               -                   -                 108,750(E)                        -(E)
                                                                      65,750(U)                        -(U)

N. Simon Faithfull             -                   -                  86,350(E)                   40,300(E)
                                                                      53,900(U)                        -(U)

Gordon L. Schooley             -                   -                  83,250(E)                        -(E)
                                                                      53,900(U)                        -(U)
---------------------------------------------------------------------------------------------------------------------

COMPENSATION COMMITTEE REPORT

         The Compensation Committee of the Board of Directors (the "Committee") has provided the following report:

         The Committee is composed entirely of outside, nonemployee directors. The Committee determines the base salaries and the amount of bonus awards to be paid to the executive officers of the Corporation. In addition, the Committee recommends the number of the Corporation's stock option grants which should be made to executive officers and other employees of the Corporation. The following is a summary of policies of the Committee that affect the compensation paid to executive officers, as reflected in the tables and text set forth elsewhere in the proxy statement.

EXECUTIVE COMPENSATION POLICY AND COMPONENTS OF COMPENSATION

         The Committee's fundamental executive compensation philosophy is to enable the Corporation to attract and retain key executive personnel and to motivate those executives to achieve the Corporation's objectives. The Corporation is still in its research and development phase and has not yet achieved profitability. Therefore, traditional methods of evaluating executive performance, such as sales and profit levels, return on equity, and stock price, are inappropriate. Accordingly, assessment of each executive's performance is based upon attainment of his or her specific objectives in relation to the Corporation's overall annual strategic goals. The Committee may in its discretion apply different measures of performance for future fiscal years. However, it is presently contemplated that all compensation decisions will be designed to further the fundamental executive compensation philosophy described above.

         Each executive officer's compensation package is reviewed annually and is comprised of three components: base salary, bonus, and stock option grants. In addition, executive officers of the Corporation are eligible to participate in all benefit programs generally available to other employees.

BASE SALARY

         In setting the base salary levels of each executive officer, the Committee considers the base salaries of executive officers in comparable positions in other similarly situated biotechnology/pharmaceutical development companies. In setting levels, the Corporation currently targets the 75th percentile of the relevant labor market. Factors considered include company size, stage of development of a company's products, and geographical location. The Committee also considers the individual experience level and actual performance of each executive officer in view of the Corporation's needs and objectives. Salary decisions are determined in a structured annual review by the Committee with input from the Chief Executive Officer.

BONUSES

         Annual bonus, set as a targeted percentage of total cash compensation, may be earned by each executive officer, based upon the achievement of performance goals established at the beginning of the fiscal year and reviewed at least twice during the year.

         Performance goals for the Corporation are developed by management, and reviewed and approved by the Committee and the Board of Directors. Performance goals for individual executives are developed by the Chief Executive Officer, and reviewed and approved by the Committee. Bonuses are awarded to executives based upon the attainment of these goals during the year, with the Corporation and the executives accomplishing minimum objectives prior to being eligible to receive bonus. The Committee considers the amounts of bonuses it expects to pay to executives when it compares its compensation practices with other companies similarly situated.

LONG-TERM STOCK-BASED INCENTIVE COMPENSATION

         Generally, the Corporation's Board of Directors or, if appointed, a stock option committee, approves annual grants of stock options to each of the Corporation's executive officers under the 1991 Plan based upon recommendations from the Committee. The grants are designed to align the interest of each executive officer with those of the shareholders and provide each individual with a significant incentive to manage the Corporation from the perspective of an owner with an equity stake in the business. Each grant generally allows the officer to acquire shares of the Corporation's Common Stock at a fixed price per share (the market price on the grant date) over a specified period of time (up to ten years), thus providing a return to the executive officer only if the market price of the shares appreciates over the option term. The size of the option grant to each executive officer generally is set as the Committee deems appropriate in order to retain and motivate key executive officers as well as to provide them with the perspective of the Corporation's shareholders in assessing corporate results. The grants also take into account comparable awards to individuals in similar positions at biotechnology/pharmaceutical development companies as reflected in external surveys, the individual's potential for future responsibility and promotion over the option term, the individual's personal performance in recent periods, and the risk attached to the future growth of the pharmaceutical industry. In making comparisons in the industry, the Corporation targets the 75th percentile of the relevant labor market.

         The Committee, at its discretion, has the authority to utilize compensation consultants to assist in defining the relevant labor market for executive compensation and to recommend annual salary and bonus increases.

         Duane J. Roth, Chief Executive Officer, although not a member of the Committee, assisted the Committee in developing the compensation packages awarded to executive officers other than himself.

CEO COMPENSATION

         In setting the compensation payable to the Corporation's Chief Executive Officer, the Committee sought to be competitive with other biotechnology/pharmaceutical development companies. In making comparisons, the Corporation targets the 75th percentile of the relevant labor market. The Committee established Duane Roth's base salary based on an evaluation of his personal performance and the objective of having his base salary keep pace with salaries being paid to similarly situated chief executive officers. With respect to his base salary, it is the Committee's intent to provide him with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Corporation performance factors. The remaining component of his 1998 fiscal year compensation, however, was dependent upon performance and provided no dollar guarantees.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         No member of the Compensation Committee is a former or current officer or employee of the Corporation or any of its subsidiaries.

                COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                  Donald E. O'Neill, Chairman           Dr. Helen M. Ranney
                  Dr. Pedro Cuatrecasas

STOCK PERFORMANCE GRAPH

         The following graph compares the cumulative total shareholder return to the Corporation's shareholders during the five-year period ended June 30, 1998, as well as with that of an overall stock market index (Nasdaq) and a published industry index (Nasdaq Pharmaceutical):

                  ALLP          NASDAQ (US)     NASDAQ Pharm
                 -------        -----------     ------------
6/30/93          $100.00          $100.00          $100.00
6/30/94          $109.86          $100.96          $ 83.65
6/30/95          $ 92.96          $134.77          $111.03
6/30/96          $185.92          $173.03          $163.50
6/30/97          $113.38          $210.38          $166.34
6/30/98          $ 47.19          $277.61          $170.69

                   STOCK
                   PRICE           VALUE            VALUE
                   -----          -------          -------
6/30/93            8.875          226.043          244.488
6/30/94             9.75          228.211          204.509
6/30/95             8.25          304.627           271.46
6/30/96            16.50          391.112          399.733
6/30/97            10.06          475.551          406.692
6/30/98            4.188          627.516          417.323

2. PROPOSED AMENDMENT OF THE CERTIFICATE OF INCORPORATION TO INCREASE
                   AUTHORIZED SHARES OF COMMON STOCK

         The shareholders will consider and vote upon an amendment to Paragraph 4 of the Corporation's Certificate of Incorporation, as amended, to increase the number of authorized shares of Common Stock from 50,000,000 shares to 75,000,000 shares (the "Common Stock Amendment").

         Pursuant to its Certificate of Incorporation, as amended, the Corporation is presently authorized to issue 50,000,000 shares of Common Stock and 5,000,000, shares of preferred stock, $.01 par value. On August 26, 1998, if all of the shares of Common Stock currently reserved for issuance upon the exercise of outstanding warrants and options were issued, the number of shares of Common Stock that would be outstanding is 39,012,356 shares. The Company has also reserved an additional 2,250,000 shares of Common Stock for issuance upon the conversion of the D Stock and the E-1 Stock.

         On August 27, 1998, the Board of Directors approved an amendment to the Corporation's Certificate of Incorporation providing for an increase in the authorized shares of Common Stock from 50,000,000 shares to 75,000,000 shares. The Board of Directors deems it to be in the best interest of the Corporation that the Corporation have available additional authorized shares of Common Stock for additional public offerings, acquisitions, financings, stock dividends, personnel recruitment and retention, and for other opportunities which may arise in the future. The additional shares of Common Stock would be available for issuance by action of the Board of Directors without the need for further action by shareholders, unless such action were specifically required by applicable law or rules of any stock exchange on which the Corporation's securities may then be listed. Under applicable laws of the State of New York, shareholders of the Corporation have no pre-emptive rights with respect to the authorization or issuance of additional shares of the Corporation's capital stock.

         The proposed increase in the authorized number of shares of Common Stock could have a number of effects on the Corporation's shareholders depending upon the exact nature and circumstances of any actual issuance of authorized but unissued shares. The increase could have an anti-takeover effect, in that additional shares could be issued (within the limits imposed by applicable law) in one or more transactions that could make a change in control or takeover of the Corporation more difficult. For example, additional shares could be issued by the Corporation so as to dilute the stock ownership or voting rights of persons seeking to obtain control of the Corporation. Similarly, the issuance of additional shares to certain persons allied with the Corporation's management could have the effect of making it more difficult to remove the Corporation's current management by diluting the stock ownership or voting rights of persons seeking to cause such removal.

         In addition, an issuance of additional shares by the Corporation could have an effect on the potential realizable value of a shareholder's investment. In the absence of a proportionate increase in the Corporation's earnings and book value, an increase in the aggregate number of outstanding shares of the Corporation caused by the issuance of the additional shares would dilute the earnings per share and book value per share of all outstanding shares of the Corporation's Common Stock. If such factors were reflected in the price per share of Common Stock, the potential realizable value of a shareholder's investment could be adversely affected.

VOTE REQUIRED FOR ADOPTION OF THE AMENDMENT

         Under New York law, the affirmative vote of the holders of securities representing a majority of the voting power entitled to vote at the Meeting is required to adopt the proposed Common Stock Amendment.

                  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ADOPTION OF THE COMMON STOCK AMENDMENT.

             3. RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has selected the firm of Ernst & Young LLP to serve as the independent auditors for the Corporation for the fiscal year ending June 30, 1999. Representatives of Ernst & Young LLP are expected to be present at the Meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

         Shareholder ratification of the appointment of Ernst & Young LLP as the Corporation's independent auditors is not required by the Corporation's Bylaws or otherwise. If the shareholders fail to ratify the appointment, the Board will reconsider whether or not to retain that firm. Even if the appointment is ratified, the Board in its discretion may direct the appointment of a different independent accounting firm at any time during the year if the Board determines that such a change would be in the best interests of the Corporation and its shareholders.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS.

                                4. OTHER BUSINESS

         Management knows of no other matters that may be presented to the Meeting. However, if any other matter properly comes before the Meeting, it is intended that proxies in the accompanying form will be voted in accordance with the judgment of the persons named therein.

                        FUTURE PROPOSALS BY SHAREHOLDERS

         Any proposal which a shareholder of the Corporation wishes to have included in the proxy statement and proxy relating to the Corporation's 1999 Annual Meeting pursuant to the provisions of Rule 14a-8 under the Securities Exchange Act of 1934 must be received by the Corporation at its executive offices no later than June 7, 1999, and must otherwise comply with the requirements of Rule 14a-8. Shareholder proposals submitted outside the processes of Rule 14a-8 will also be considered untimely if submitted after June 7, 1999. The address of the Corporation's executive office is 3040 Science Park Road, San Diego, CA 92121.

                           ANNUAL REPORT ON FORM 10-K

         THE CORPORATION WILL FURNISH, WITHOUT CHARGE, A COPY OF ITS MOST RECENT ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES, TO EACH PERSON SOLICITED HEREUNDER WHO MAILS A WRITTEN REQUEST THEREFOR TO ALLIANCE PHARMACEUTICAL CORP., 3040 SCIENCE PARK ROAD, SAN DIEGO, CA 92121, ATTENTION:
LLOYD A. ROWLAND, GENERAL COUNSEL. THE CORPORATION WILL ALSO FURNISH, UPON THE PAYMENT OF A REASONABLE FEE TO COVER REPRODUCTION AND MAILING EXPENSES, A COPY OF ALL EXHIBITS TO SUCH ANNUAL REPORT ON FORM 10-K.

         It is important that your shares be represented at the Meeting. If you are unable to be present in person, you are respectfully requested to sign the enclosed proxy and return it in the enclosed stamped, addressed envelope as promptly as possible.

                                            By Order of the Board of Directors,



                                            Duane J. Roth, Chairman
Date:    October 7, 1998
         San Diego, California

                           ALLIANCE PHARMACEUTICAL CORP.

           PROXY FOR ANNUAL MEETING OF SHAREHOLDERS --- NOVEMBER 11, 1998


The undersigned, revoking any proxy heretofore given, hereby appoints Carroll
O. Johnson, Stephen M. McGrath and Duane J. Roth, or any one of them, Proxies of the undersigned with full power of substitution, with respect to all of the shares of the Common Stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of Alliance Pharmaceutical Corp. (the "Corporation") to be held on November 11, 1998, at offices of the Corporation at 6275 Lusk Boulevard, San Diego, California 92121 at 10:00 a.m., San Diego time, or any adjournment thereof.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED FOR ELECTION AS DIRECTORS, FOR AN INCREASE IN THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK, AND FOR RATIFICATION OF ERNST & YOUNG LLP AS INDEPENDENT AUDITORS FOR THE FISCAL YEAR ENDING JUNE 30, 1999. If specific instructions are indicated, this Proxy will be voted in accordance therewith.

In their discretion, the Proxies are authorized to transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has proposed all matters to be voted upon and recommends a vote FOR all nominees for election as directors, FOR an increase in the number of authorized shares of common stock, and FOR ratification of Ernst & Young LLP as independent auditors for the fiscal year ending June 30, 1999. Approval of any matter in this proxy is not related to or conditioned on the approval of any other matter.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.


1.  Election of Directors   / / FOR all nominees listed below         / /  WITHHOLD AUTHORITY
                                (except as marked to the contrary)         to vote for all nominees
                                                                           listed below

    (INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

    DR. PEDRO CUATRECASAS       CARROLL O. JOHNSON       STEPHEN M. MCGRATH

      DONALD E. O'NEILL         DR. HELEN M. RANNEY       DR. JEAN G. RIESS

        DUANE J. ROTH            THEODORE D. ROTH         DR. THOMAS F. ZUCK



2.  Increase in the authorized number shares of common stock

          / / FOR               / / AGAINST             / / ABSTAIN

3.  Ratification of Ernst & Young LLP as independent auditors

          / / FOR               / / AGAINST             / / ABSTAIN


                 (To be completed and signed on reverse side)

          Dated: _______________________________________________, 1998


          ____________________________________________________________


          ____________________________________________________________


          Please sign exactly as name appears hereon. If the shares are registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, corporate officers, general partners and other persons acting in a representative capacity should add their titles.

          The above signed hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders and the Proxy Statement furnished herewith. PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED POST-PAID RETURN ENVELOPE.